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                        GREATER ATLANTIC FINANCIAL CORP.

         10700 Parkridge Boulevard o Suite P50 o Reston, Virginia 20191 o
                      (703) 391-1300 o Fax: (703) 391-1506

NEWS RELEASE

DATE:     DECEMBER 6, 2004

CONTACT:  CARROLL E. AMOS
          (703) 390-0344

                     GREATER ATLANTIC ANNOUNCES BRANCH SALE

Greater Atlantic Financial Corp. (the "Company"), the holding company for Greater Atlantic Bank (the Bank") announced today that the Bank has entered into a definitive agreement with WashingtonFirst Bank for the sale of the Bank's branch office located at 46901 Cedar Lakes Plaza, Sterling, Virginia. At October 31, 2004, the office held approximately $7.9 million in deposits. The sale provides for the assumption of the deposits by WashingtonFirst and the transfer to it of the physical assets. WashingtonFirst will also assume the lease on the premises. Except for certain overdraft lines linked to checking accounts, no loans are being sold as part of the transaction.

"The sale of this branch brings to a close our branch sale plans based on a strategic plan undertaken by the Board of Directors in fiscal 2003, and will allow the Bank to redeploy its capital and to increase its operating efficiencies," said Carroll E. Amos, President and Chief Executive Officer. "Our intention is to make the transition as smooth as possible for the customers and for the employees of the office," he added.

Continuing, Mr. Amos said: "The decision to sell the Sterling office does not in any way reflect a shift in our community banking strategy. Rather, the decision is part of our continuing effort to increase shareholder value. The sale will allow us to provide a broader array of more competitive financial products and services in the markets we will continue to serve."

Based on the terms of the agreement, and on the deposits outstanding on October 31, 2004, the transaction is expected to result in an estimated pre-tax gain of $293,000, net of transaction expenses, and an annual reduction in net non-interest expense of $400,000. Mr. Amos pointed out that the estimated gain and the reductions in net non-interest expense will only be realized upon the closing of the transaction. The transaction is expected to be completed prior to March 31, 2005, after obtaining required regulatory approvals.



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